Exhibit 99.1

Message from the CEO

CryoMass Technologies Investor Presentation is now Available

Dear fellow shareholder,

On behalf of the management team at CryoMass Technologies Inc it is my great pleasure to share with you our investor presentation with exciting news regarding our company's progress towards delivering outstanding value to our stakeholders.

CLICK HERE TO DOWNLOAD OUR INVESTOR PRESENTATION

2022 is an intense year under exceptional global circumstances. This year our fantastic team has grown, and together we are working relentlessly towards the imminent commercialization of our patented technological process and unique trichome separation equipment. We are well aware that sustainable technology is the way of the future, and we are determined to be a leader in our specialty offerings. Our leadership will remain guided by values rooted in respect: respect for all of our stakeholders and fellow employees, and respect for a sustainable future.

All of us at CryoMass Technologies Inc live these values with passion and discipline. But none of this could have happened without you! We emphatically want to take this opportunity to thank you, our shareholders, for your continuing support, and above all for your trust. Rest assured that our passion for technology and innovation will lead to committed and sustainable fulfillment of your expectations.

Sincerely,

Christian Noël
CEO

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The common stock of CryoMass Technologies Inc. trades on the OTCQX market under the symbol CRYM. For further information, please contact the Company by email at investors@cryomass.com or by telephone at +1 303 222 8092 or +1 833 256 2382.

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